Exhibit 99.1

Principia Biopharma Reports Third Quarter Financial Results

SOUTH SAN FRANCISCO, Calif., November 5, 2019 – Principia Biopharma Inc. (Nasdaq: PRNB), a late-stage biopharmaceutical company focused on developing novel therapies for immune mediated diseases, today announced financial results for the third quarter ended September 30, 2019.

“With our focus on execution, we made significant progress on our clinical programs during the third quarter. We also recently reported preliminary positive data from our ongoing Phase 2 pemphigus and Phase 1/2 immune thrombocytopenia (ITP) clinical trials with PRN1008. Following these announcements, we were able to execute a successful follow-on offering of common stock with gross proceeds of $241.5 million,” said Martin Babler, president and chief executive officer of Principia Biopharma. “We are also pleased industry veteran Shawn Tomasello joined our Board of Directors as she brings an extensive track record in commercializing novel pharmaceutical products.”

Third Quarter 2019 Financial Results

Cash Position: Cash, cash equivalents, and marketable securities were $161.2 million as of September 30, 2019, compared to $180.6 million as of December 31, 2018. In addition, in October 2019, we completed a follow-on public offering which resulted in net proceeds of $226.5 million after deducting underwriting discounts and commissions and estimated offering expenses.

Revenues: We did not recognize any collaboration revenue for the three months ended September 30, 2019, compared to $18.6 million for the same period in 2018. The $18.6 million recognized for the three months ended September 30, 2018 consisted of a portion of upfront fees and milestone payments from our Sanofi and AbbVie collaborations.

R&D Expenses: Total research and development expenses were $18.4 million for the three months ended September 30, 2019, including stock-based compensation expense of $1.8 million, compared to $9.2 million for the same period in 2018, including stock-based compensation expense of $0.3 million. The increase in total research and development expenses was mainly driven by an increase in personnel-related expenses as we build out our R&D team, and an increase in PRN1008 program costs, due to the initiation of a global Phase 3 trial in patients with pemphigus in November 2018 and certain manufacturing campaigns to supply drug products for our PRN1008 clinical trials.

G&A Expenses: General and administrative expenses were $5.0 million for the three months ended September 30, 2019, including stock-based compensation expense of $1.5 million, compared to $2.9 million for the same period in 2018, including stock-based compensation expense of $0.4 million. The increase in total general and administrative expenses was primarily driven by increased personnel-related expenses and headcount costs related to operating as a public company.

Net Income (Loss): For the three months ended September 30, 2019, net loss was $22.3 million compared to a net income of $6.7 million for the same period in 2018, as we did not recognize any collaboration revenue for the three months ended September 30, 2019.

About Principia Biopharma

Principia is a late-stage biopharmaceutical company focused on developing novel therapies for immune mediated diseases. Principia’s proprietary Tailored Covalency® platform differentiates the company’s investigational therapies from traditional small molecules and provides the potential to deliver the potency, selectivity and safety of injectable drugs while maintaining the convenience of a pill. This highly reproducible approach enables the company to pursue multiple programs efficiently. PRN1008, a reversible covalent BTK inhibitor, is being evaluated in a Phase 3 clinical trial in patients with pemphigus, an orphan autoimmune disease, and in a Phase 1/2 clinical trial in patients with ITP. PRN2246/SAR442168, a covalent BTK inhibitor that crosses the blood-brain barrier, is being evaluated in a Phase 2 clinical trial in patients with multiple sclerosis, and has been partnered with Sanofi. PRN1371, a covalent inhibitor of Fibroblast Growth Factor Receptor (FGFR) is being evaluated in a Phase 1 trial in patients with bladder cancer. For more information, please visit www.principiabio.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Principia’s expectations regarding the Principia pipeline of product candidates, and the timing, scope and success of additional clinical results (including, without limitation, the final results from Part B of the Phase 2 trial of PRN1008 in patients with pemphigus, and the Phase 1/2 clinical trial of PRN1008 in patients with immune thrombocytopenia). Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Principia’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Principia’s business in general, see the risk factors set forth in Principia’s reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Principia specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact
Christopher Chai, CFO
ir@principiabio.com

Media Contact
Paul Laland
415.519.6610
media@principiabio.com

Principia Biopharma Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$ —	$ 18,564	$ 35,160	$ 43,000
Operating expenses:
Research and development	18,368	9,200	52,609	26,855
General and administrative	4,965	2,887	14,705	7,265
Total operating expenses	23,333	12,087	67,314	34,120
Income (loss) from operations	(23,333)	6,477	(32,154)	8,880
Other income (expense), net	3	(133)	(38)	(655)
Interest income	1,034	339	3,324	565
Net income (loss)	$ (22,296)	$ 6,683	$ (28,868)	$ 8,790
Net income (loss) attributable to common stockholders	$ (22,296)	$ —	$ (28,868)	$ —
Net income (loss) per share attributable to common stockholders
Basic	$ (0.93)	$ —	$ (1.21)	$ —
Diluted	$ (0.93)	$ —	$ (1.21)	$ —
Weighted-average shares used to calculate net income (loss) per share attributable to common stockholders
Basic	24,018,192	5,087,792	23,937,701	2,149,583
Diluted	24,018,192	6,144,492	23,937,701	3,096,952

Principia Biopharma Inc.

Summary Consolidated Balance Sheet Data

(Unaudited)

(In thousands)

	September 30, 2019	December 31, 2018
Cash, cash equivalents and marketable securities	$ 161,217	$ 180,637
Total assets	174,087	195,521
Stockholders’ equity	152,675	169,860